Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated March 14, 2025

Relating to the Prospectus dated March 10, 2025

Registration No. 333-284510

Text of social media post from Michael Saylor’s X account.

Live address: https://x.com/saylor/status/1900154224794628537

Text of post: “$STRK while the iron is hot.”

MicroStrategy Incorporated d/b/a Strategy (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.